Rand Logistics, Inc.

RAND LOGISTICS REPORTS THIRD QUARTER FISCAL 2011 FINANCIAL RESULTS

Free cash flow projected to be in the range of $1.15 to $1.30 per common share in FY 2012

New York, NY – February 14, 2011 – Rand Logistics, Inc. (Nasdaq: RLOG) (“Rand”) today announced financial and operational results for the third quarter of fiscal 2011 ended December 31, 2010.

Quarter Ended December 31, 2010 Financial Highlights
Versus Quarter Ended December 31, 2009

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Marine freight revenue (excluding fuel and other surcharges, and outside charter revenue) was $27.3 million, a decrease of 4.4% from $28.6 million. The decrease in marine freight revenue was primarily attributable to 15 less sailing days and both less favorable weather conditions and commodity mix.  The decrease was partially offset by a stronger Canadian dollar.

•
Marine freight revenue per sailing day decreased by $823, or 3.1%, to $26,030 from $26,853. This decrease was attributable to inefficiencies in our trade patterns that resulted from the mechanical incidents in the prior quarter.

•	Vessel operating expenses per sailing day increased by $476, or 2.2%, to $22,275 from $21,799. This increase was primarily attributable to higher fuel costs and a stronger Canadian dollar.

•	Operating income plus depreciation and amortization decreased by $470,000 to $7.9 million from $8.4 million.

Nine Months Ended December 31, 2010 Financial Highlights
Versus Nine Months Ended December 31, 2009

•
Marine freight revenue (excluding fuel and other surcharges, and outside charter revenue) was $86.0 million, an increase of 6.4% from $80.9 million. The increase in marine freight revenue was primarily attributable to 177 more sailing days in the nine month period this year versus last year, price increases and a stronger Canadian dollar, partially offset by inefficiencies in trade patterns resulting from the major mechanical incidents experienced in the first half of the year.

•
Marine freight revenue per sailing day increased by $113 or 0.4%, to $27,281 from $27,168, as a result of a stronger Canadian dollar. This increase was partially offset by inefficiencies in trade patterns due to mechanical incidents that occurred in the first half of the year.

•
Vessel operating expenses per sailing day increased by $2,788, or 13.7%, to $23,181 from $20,393. The increase was primarily attributable to repair costs below the insurance deductible and associated inefficiencies due to the mechanical incidents on five of our vessels, a one-time insurance assessment, an increase in fuel expense and a stronger Canadian dollar.

•
Operating income plus depreciation and amortization (excluding a GE Amendment Fee of $446,000 in fiscal 2010) decreased $2.6 million to $24.9 million from $27.5 million.  The reduction in operating income resulting from the previously disclosed operational incidents totaled $4.9 million, including $1.1 million repair costs below insurance deductibles, $2.5 million of lost margin resulting from 113 days of downtime and a one-time insurance assessment of $1.3 million.

Subsequent Events
On February 11, 2011, Rand acquired two Jones Act compliant, self-unloading integrated tug/barge units from KK Integrated Shipping (KKIS). Management anticipates that this acquisition will be accretive to Rand’s fiscal year ending March 31, 2012 results and will add between $0.25 and $0.30 in free cash flow per share. The acquisition was structured with $35.5 million cash paid at closing (including $31.0 million financed with third party debt), $5.1 million of attractively priced junior seller paper and 1,305,963 shares of the Company’s common stock. Further details regarding this transaction are included in the Company’s Form 10-Q, filed with the Securities and Exchange Commission today, February 14, 2011.

Management Comments
Scott Bravener, President of Lower Lakes stated, “Our third quarter results were in line with our expectations as we enjoyed consistent customer demand throughout the quarter. This demand continued across our end markets into January 2011, as we operated for an above average 144 sailing days in the month. While I am disappointed by the previously discussed operational incidents that we incurred during the sailing season, we still expect operating income plus depreciation and amortization will exceed $19 million for the fiscal year ending March 31, 2011, notwithstanding incurring approximately $4.9 million of one-time costs and lost margin due to these incidents.”

Outlook
Laurence S. Levy, Chairman and CEO of Rand, commented, “Despite the negative financial impact to our fiscal year 2011 results to-date from the mechanical incidents, we continue to believe that the long term fundamentals of our business and end markets remain strong. We are very enthusiastic about the highly strategic nature of the KKIS acquisition and project that this purchase will be accretive to Rand’s results in fiscal year 2012. The SS Michipicoten repowering project, which began in December 2010, is on track and will also be accretive to our fiscal year 2012 results, as we estimate that this investment will generate an unlevered annual return on invested funds in the mid teens. Based on current economic conditions, we are adjusting our prior guidance of $0.90 to $1.00 of free cash flow per common share to $1.15 to $1.30, reflecting the anticipated benefits to be derived from the newly acquired vessels.”

“Our outlook for fiscal year 2012 is very positive, given our current order book as well as additional customer demand expected in connection with the KKIS acquisition. Based on contracts in hand, our expanded fleet is fully booked for the 2011 sailing season.  Over the next 24 months, we have the opportunity to accelerate our free cash flow growth as we improve the profitability of our existing fleet by better aligning our assets to the trade patterns that they are best suited for and gain greater flexibility in the scheduling of our expanded fleet. Continued improvement in vessel utilization combined with increased customer demand reinforces our confidence in a positive future for Rand, our customers, employees and shareholders.”

Rand Logistics, Inc.
Summary Statements of Operations (Unaudited)
(U.S. Dollars 000’s except for Shares and Per Share data)

	Three months ended December 31,		Nine months ended December 31,
	2010	2009	2010	2009
Revenue
Freight and related revenue	$27,331	$28,598	$86,043	$80,879
Fuel and other surcharges	6,432	5,633	19,117	14,409
Outside voyage charter revenue	2,850	3,088	7,056	7,525
	36,613	37,319	112,216	102,813
Expenses
Outside voyage charter fees	2,831	3,089	7,032	7,509
Vessel operating expenses	23,389	23,216	73,113	60,710
Repairs and maintenance	74	68	118	785
General and administrative	2,416	2,569	7,080	6,762
Depreciation and amortization of deferred drydock costs and intangibles	2,808	3,329	8,319	9,728
Loss on foreign exchange	2	6	7	14
	31,520	32,277	95,669	85,508
Operating Income	5,093	5,042	16,547	17,305

Net income applicable to common stockholders	$3,240	$2,914	$11,203	$10,176
Net income per share – basic	$0.24	$0.22	$0.84	$0.78
Net income per share – diluted	$0.24	$0.22	$0.82	$0.75

Management will host a conference call to discuss the results at 8:30 a.m. ET on Monday, February 14, 2011. Interested parties may participate in the conference call by dialing 877-218-9317 (706-758-6006 for international callers), Conference ID# 41829430. Please dial in 10 minutes before the call is scheduled to begin.

A telephonic replay of the conference call may be accessed approximately two hours after the completion of the call through April 14, 2011. Dial 800-642-1687 (706-645-9291 for international callers), Conference ID# 4182943, to access the phone replay.

The conference call will be webcast simultaneously on the Rand Logistics, Inc. website at www.randlogisticsinc.com/presentations.html.  The webcast replay will be archived for 12 months.

Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on June 16, 2010.

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of fifteen vessels consisting of twelve self-unloading bulk carriers, including eight River Class vessels and one River Class integrated tug/barge unit, and three conventional bulk carriers, of which one is operated under a contract of affreightment.  The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company’s vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Marine Act – which requires only Canadian registered and crewed ships to operate between Canadian ports.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Rand Logistics, Inc.		Lesley Snyder
Laurence S. Levy, Chairman & CEO		(212) 863-9413
Edward Levy, President		LSnyder@randlogisticsinc.com
(212) 644-3450

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Rand Logistics, Inc.
Consolidated Statements of Operations (Unaudited)
(U.S. Dollars 000’s except for Shares and Per Share data)

	Three months ended December 31,		Nine months ended December 31,
	2010	2009	2010	2009
REVENUE
Freight and related revenue	$27,331	$28,598	$86,043	$80,879
Fuel and other surcharges	6,432	5,633	19,117	14,409
Outside voyage charter revenue	2,850	3,088	7,056	7,525
TOTAL REVENUE	36,613	37,319	112,216	102,813

EXPENSES
Outside voyage charter fees	2,831	3,089	7,032	7,509
Vessel operating expenses	23,389	23,216	73,113	60,710
Repairs and maintenance	74	68	118	785
General and administrative	2,416	2,569	7,080	6,762
Depreciation	1,818	2,411	5,376	6,792
Amortization of deferred drydock costs	696	619	2,070	1,799
Amortization of intangibles	294	299	873	1,137
Loss on foreign exchange	2	6	7	14
	31,520	32,277	95,669	85,508
OPERATING INCOME	5,093	5,042	16,547	17,305

OTHER (INCOME) AND EXPENSES
Interest expense	1,503	1,409	4,161	4,320
Interest income	(11)	-	(34)	(5)
Gain on interest rate swap contracts	(508)	(386)	(131)	(1,955)
	984	1,023	3,996	2,360

INCOME BEFORE INCOME TAXES	4,109	4,019	12,551	14,945
PROVISION (RECOVERY) FOR INCOME TAXES
Current	(178)	15	(4)	84
Deferred	450	600	(367)	3,275
	272	615	(371)	3,359
NET INCOME BEFORE PREFERRED STOCK DIVIDENDS	3,837	3,404	12,922	11,586
PREFERRED STOCK DIVIDENDS	597	490	1,719	1,410
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS	$3,240	$2,914	$11,203	$10,176

Net income per share basic	$0.24	$0.22	$0.84	$0.78
Net income per share diluted	$0.24	$0.22	$0.82	$0.75
Weighted average shares basic	13,466,879	13,141,574	13,404,338	12,980,831
Weighted average shares diluted	13,466,879	15,560,929	15,823,693	15,400,186

Rand Logistics, Inc.
Consolidated Balance Sheets (Unaudited)
 (U.S. Dollars 000’s except for Shares and Per Share data)

	December 31,	March 31,
	2010	2010
ASSETS
CURRENT
Cash and cash equivalents	$12,021	$943
Accounts receivable	18,169	3,922
Prepaid expenses and other current assets	3,637	3,506
Income taxes receivable	-	159
Deferred income taxes	491	262
Total current assets	34,318	8,792

PROPERTY AND EQUIPMENT, NET	104,510	98,479
LOAN TO EMPLOYEE	250	250
OTHER ASSETS	426	541
DEFERRED INCOME TAXES	9,169	8,583
DEFERRED DRYDOCK COSTS, NET	5,730	7,129
INTANGIBLE ASSETS, NET	13,456	14,000
GOODWILL	10,193	10,193

Total assets	$178,052	$147,967
LIABILITIES
CURRENT
Bank indebtedness	$-	$-
Accounts payable	4,639	7,864
Accrued liabilities	13,332	11,085
Interest rate swap contracts	2,202	2,298
Income taxes payable	42	266
Deferred income taxes	450	-
Current portion of long-term debt	5,282	4,728
Total current liabilities	25,947	26,241
LONG-TERM DEBT	75,500	57,924
OTHER LIABILITIES	238	238
DEFERRED INCOME TAXES	12,163	12,086

Total liabilities	113,848	96,489
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock, $.0001 par value,	14,900	14,900
Authorized 1,000,000 shares, Issued and outstanding 300,000 shares
Common stock, $.0001 par value,	1	1
Authorized 50,000,000 shares, Issuable and outstanding 13,470,802 shares
Additional paid-in capital	64,639	63,906
Accumulated deficit	(17,218)	(28,421)
Accumulated other comprehensive income	1,882	1,092

Total stockholders’ equity	64,204	51,478

Total liabilities and stockholders’ equity	$178,052	$147,967

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